Exhibit 99.1

FOR RELEASE ON Jan 16, 2007 AT 9:00 AM EASTERN TIME

Comtech Group, Inc. Provides Business Update and Reiterates Guidance

SHENZHEN, China, Jan 16, 2007 -- Comtech Group, Inc. (Nasdaq: COGO), a leading provider of customized module design solutions for more than 200 technology product manufacturing companies based in China, today provided an update on its fourth quarter of 2007 and outlook for 2008.

Jeffrey Kang, Chairman & Chief Executive Officer, Comtech Group said, “During the fourth quarter of 2007, Comtech saw strong business expansion in all business segments: Digital Media, Mobile Handset and Telecom Infrastructure.  Although we do not yet have final results for the quarter, we expect the fourth quarter to be the biggest quarter in company history.”

The Company reiterates 2007 full year guidance on non-GAAP earnings at $0.70 per share and revenue of $221 million, which would represent 30% year on year growth.

Mr. Kang continued, “Although we are facing the slowdown of the US economy, our management remains confident about Comtech’s strong business growth outlook in 2008. The US economy has little effect on Comtech because the majority of our business comes from the Chinese domestic market.  We also anticipate that the demand from our end markets will result in strong growth in 2008. We expect this growth to be driven by strong consumer spending in China and vigorous growth in emerging markets, such as India.”

The Company schedules to announce its preliminary earnings results for the fourth quarter of 2007 and provide 2008 business outlook on February 1, 2008.

About Comtech:
Comtech Group, (Nasdaq: COGO) is a leading provider of customized module and subsystem design solutions for the Chinese market. The company believes it acts as a proxy to China's technology industry as it works with virtually all the major ODMs and OEMs in China. Comtech utilizes these relationships and combines their IP to create designs that Comtech then sells to electronic manufacturers. These designs allow manufacturers to reduce their time to market for new products and ultimately increase sales. Comtech Group focuses on the mobile handset, telecom equipment and digital media end-markets for their customized design modules while also offering business and engineering services to their large telecom equipment vendor customers. Over the last twelve years, Comtech has grown its customer list to include more than 200 of the largest and most well known manufacturers across the mobile handset, telecom equipment and consumer markets, covering both multinational Chinese subsidiaries and Chinese domestic companies.

Safe Harbor Statement:
This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include statements about our proposed discussions related to our business or growth strategy such as growth in digital media, growth in mobile handset business, as well as our potential acquisitions which are subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. For a further descriptions of other risks and uncertainties, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings, including our most recent S-1 Form and/or S-3. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

For more information:
Investor Relations
communications@comtech.com.cn
HK: +852 2730 1518
US: +1 (646) 291 8998

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